SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              DATATEC SYSTEMS, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)


                                   94-291423
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                      23 Madison Road, Fairfield, New Jersey      07004
--------------------------------------------------------------------------------
                    (Address of Principal Executive Offices)   (Zip Code)

                             2000 STOCK OPTION PLAN
--------------------------------------------------------------------------------
                            (Full Title of the Plan)

                                  Isaac J. Gaon
                             Chief Executive Officer
                              Datatec Systems, Inc.
                                 23 Madison Road
                          Fairfield, New Jersey 07004
--------------------------------------------------------------------------------
                     (Name and Address of Agent For Service)

                                 (973) 808-4000
--------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)

                         CALCULATION OF REGISTRATION FEE

                                                                                   Proposed            Proposed
                Title Of                                                           Maximum             Maximum
               Securities                                 Amount                   Offering           Aggregate       Amount Of
                  To Be                                    To Be                  Price Per            Offering      Registration
               Registered                               Registered                  Share               Price            Fee

Common Stock, $.001 par                           3,000,000 Shares(1)(2)           $3.61(2)          $10,830,000      $2,859.12
value per share, issuable
upon exercise of options
granted or to be granted
under the 2000 Stock
Option Plan


(1) Represents shares of Common Stock issuable by the Registrant pursuant to the 2000 Stock Option Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also registers such number of additional shares of Common Stock that may be offered or issued pursuant to the 2000 Stock Option Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Includes an aggregate of 1,035,000 shares with respect to which options were granted under the 2000 Stock Option Plan at an average exercise price of $3.81 per share. An additional approximately 1,965,000 shares of Common Stock may be offered under the 2000 Stock Option Plan. Pursuant to Rule 457(g) and (h), the offering price for the shares which may be issued under the 2000 Stock Option Plan is estimated solely for the purpose of determining the registration fee and is based on the closing price of the Company's Common Stock of $3.50 as reported by the Nasdaq Stock Market on November 17, 2000.

                                EXPLANATORY NOTES

         Datatec Systems, Inc. (the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act, to register shares of our common stock, $.001 par value per share, issuable pursuant to the 2000 Stock Option Plan (the "2000 Plan"). The 2000 Plan is intended to replace all of the Company's existing stock option plans, which include (i) the 1990 Employee Stock Option Plan, (ii) the 1995 Directors Option Plan, (iii) the 1996 Employee and Consultant Stock Option Plan, and (iv) the 1996 Senior Executive Plan.

         This Form S-8 includes a Reoffer Prospectus prepared in accordance with
Part I of Form S-3 under the Securities Act. The Reoffer Prospectus may be utilized for reofferings and resales of shares of Common Stock acquired pursuant to the 2000 Plan. Some of these shares were previously registered.



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The Company will provide documents containing the information specified in Part I of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                   PROSPECTUS

                                2,529,880 SHARES
                              DATATEC SYSTEMS, INC.
                         Common Stock ($.001 par value)


         This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that may be issued by us to the selling stockholders upon the exercise of stock options granted under our 2000 Stock Option Plan. We previously registered the offer and sale of the shares to the selling stockholders. This Prospectus also relates to certain underlying options that have not as of this date been granted. If and when such options are granted to persons required to use the prospectus to reoffer and resell the shares underlying such options, we will distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of the shares.

         The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq Stock Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

         Our common stock is listed on the Nasdaq Stock Market. On November 17, 2000, the closing price for the Common Stock, as reported by the Nasdaq Stock Market, was $3.50.


--------------------------------------------------------------------------------
         This investment involves risk. See "Risk Factors" beginning at page 6.

--------------------------------------------------------------------------------




NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. THEY HAVE NOT MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is November 21, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................5

RISK FACTORS................................................................6

THE COMPANY................................................................13

USE OF PROCEEDS............................................................13

SELLING STOCKHOLDERS.......................................................14

PLAN OF DISTRIBUTION.......................................................15

LEGAL MATTERS..............................................................17

EXPERTS  ..................................................................18

ADDITIONAL INFORMATION.....................................................18

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Datatec Systems, Inc. has filed with the SEC, a registration statement on Form S-3 under the Securities Act, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (a)      Our Annual  Report on Form 10-K,  for the year ended April 30,
                  2000;

         (b) Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2000;

         (c) The description of our common stock contained in our registration statement on Form 8-A filed May 2, 1996, including any amendments or reports filed for the purpose of updating such descriptions.

         You may request a copy of these filings, at no cost, by writing or telephoning us at Datatec Systems, Inc., 23 Madison Road Fairfield, New Jersey 07004, Attention: Chief Financial Officer, telephone (973) 808- 4000.

                                  RISK FACTORS

         The purchase of our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before deciding to invest in such common stock.

We Have Incurred Operating Losses in Our Business

         We have incurred net losses of approximately $924,000 for the three months ended July 31, 2000, $1,633,000 for the fiscal year ended April 30, 2000 and $506,000 for the fiscal year ended April 30, 1999. We may not generate sufficient revenues to meet our expenses or to operate profitably in the future.

Our Liquidity is Limited

         As of July 31, 2000 we had cash and cash equivalents of $7,627,000. In addition, although our working capital was approximately $15.4 million at July 31, 2000, $16.1 million at April 30, 2000, and $2.3 million at April 30, 1999, we have a history of limited working capital. We anticipate, based on currently proposed plans and assumptions relating to our operations, that our existing capital resources will be sufficient to satisfy our anticipated cash requirements for at least 12 months. In the event that our plans change or our assumptions change or prove to be inaccurate, we will be required to seek additional financing to finance our working capital requirements. There can be no assurance that any additional financing, if required, will be available to us on acceptable terms, if at all. On November 15, 2000, we secured a $21 million financing arrangement with IBM Credit Corporation, replacing our existing credit facility. The new financing arrangement provides for an increase of $5 million in borrowing capacity at more favorable interest rates. As of November 16, 2000, we had availability of approximately $8.6 million under the new facility.

We Have Risks Resulting From Significant Amounts of Debt

         As of July 31, 2000, we had outstanding debt of approximately $15.0 million. Our level of debt and the limitations imposed on us by our existing or future debt agreements could have important consequences on our business and future prospects, including the following:

         o We may not be able to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes.

         o Our less leveraged competitors could have a competitive advantage because they have greater flexibility to utilize their cash flow to improve their operations.

         o We could be more vulnerable in the event of a downturn in our business that would leave us less able to take advantage of significant business opportunities and to react to changes in market or industry conditions.

Our Operating Results May Fluctuate

         Our quarterly operating results have varied in the past, and may vary significantly in the future, depending on factors that include the following:

         o        market acceptance of new or enhanced versions of our services;

         o changes in our customer mix and changes in the level of our operating expenses;

         o        the gain or loss of significant customers; and

         o personnel changes and economic conditions in general and in the information technology industry in particular.

Any unfavorable change in these or other factors could have a material adverse effect on our operating results for a particular quarter. Changes in such factors also makes the prediction of revenue and results of operations on a quarterly basis difficult, and performance forecasts derived from such predictions unreliable.

         We  have   also   experienced   large   fluctuations   in  sales   from
quarter-to-quarter due to substantial sales to customers in the retailing industry. Typically, these customers delay improvements and enhancements during the fourth quarter of the calendar year to avoid costly interruptions during the holiday sales season. In addition, a substantial portion of our operating expenses are related to personnel, facilities, inventory, equipment and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is therefore fixed in the short term. The level of these expenses is based, in significant part, on our expectations of future revenue on a quarterly basis. If actual revenue levels on a quarterly basis are below management's expectations, results of operations are likely to be adversely affected because only a small amount of our expenses varies with our revenue in the short term.

         We have also begun to receive revenues through the operation of our subsidiary, eDeploy.com. As this subsidiary is in its development stages, the level of its revenues will remain uncertain for the foreseeable future.

We Face Certain Risks Associated with Large Projects

         Due to the nature and size of implementation projects that we are now pursuing, there is a longer lead time between the initiation of prospective business and the consummation of a transaction, if any. As such, there are likely to be substantial fluctuations in sales volume from month-to-month and quarter-to-quarter. The fluctuations in our operating results increases our risk of failure, especially given our present level of working capital. As a result, if we experience lower than expected sales volume for an extended period of time, it may have a material adverse effect on our business, financial condition and results of operations.

Our Business Is Very Competitive and Increased Competition Could
Have a Significant Impact On Our Earnings

         We compete with a number of other companies involved in the design, configuration, installation, integration, deployment and servicing of computer networking technologies. The market for such services is highly fragmented, intensely competitive and rapidly changing. Some of our competitors have significantly greater resources and better brand-name recognition than us. In addition, there are relatively low barriers to entry in these markets and new competition may arise either from expansion by established companies or from new emerging companies. Increased competition may result in pressure for price reductions and related reductions in gross margins and market share. In addition to direct competition, we face indirect competition from our existing and potential future customers, many of which internally design, integrate and deploy their own technologies for their particular needs, and therefore may be reluctant to use services offered by independent providers such as us. We may not be able to successfully compete against current and future competitors.

         The following are the competitive factors that we believe will be significant on our ability to compete successfully:

         o To achieve our goal of larger market share, we must continue to enhance our existing services, introduce new service offerings, recruit and train additional deployment and engineering staff, and recruit and train sales and marketing professionals.

         o We believe that our ability to increase profit margins depends upon a number of factors both within and beyond our control, including performance, price, quality and breadth of services.

         o We believe that our ability to successfully educate prospective customers as to the advantages of our services is vital to the recruitment of companies who internally design, integrate and deploy their own technologies for their particular needs.

We Depend on Strategic Alliances and Indirect Customers

         A major part of our growth strategy is to market our services in part through indirect customers and strategic alliances with systems manufacturers, systems integrators, independent software developers/distributors, and telecommunications carriers, that utilize our services to provide joint solutions to customers. For example, we have entered into a non-exclusive agreement with Cisco Systems, Inc., pursuant to which we have agreed to provide implementation services to customers of Cisco. Cisco may terminate its agreement with us at any time, with or without cause. Termination of the Cisco agreement, or any similar agreement, may have a material adverse effect on our business, financial condition and results of operations. Because we utilize and will continue to utilize indirect customers and strategic alliances as a significant distribution channel, we are subject to the risk that our indirect customers or strategic partners will discontinue or decrease their use of our services for reasons unrelated to the quality or price of, or demand for, our services. We are also subject to the risk that the demand for products and services sold by our indirect customers or strategic partners will decline, which could have a material adverse effect on our business, financial condition and results of operations.

We Depend on Certain Significant Customers

         During each of the past two fiscal years and through the first quarter of this past fiscal year, sales of our services to a limited number of customers have accounted for a substantial percentage of our total net sales. Our 15 largest customers accounted for approximately 70% of our net sales for the quarter ended July 31, 2000, approximately 57% of our total net sales for the year ended April 30, 1999 and approximately 73% of our total net sales for the year ended April 30, 2000. This concentration of customers can cause our net sales and earnings to fluctuate from quarter-to-quarter, based on the requirements of our customers and the timing of delivery of services. Although we believe we have good relationships with our largest customers and have in the past received a substantial portion of our revenues from repeat business with established customers, none of our major customers have any obligation to purchase additional services. Therefore, we cannot assure you that any of our major customers will continue to purchase new services in amounts similar to previous years. Although the particular customers are likely to change from period to period, we believe that large orders from a limited number of customers will continue to account for a substantial portion of our revenues in any fiscal period. In any period, the unexpected loss of or decline in net sales from a major customer, or the failure to generate significant revenues from other customers, could have a material adverse effect on our business, financial condition and results of operations.

Backlog is an Unreliable Measure of Future Sales

         From time to time, we disclose an amount of backlog for our services, which typically consists of purchase orders, written agreements and other oral agreements with customers for which a customer has scheduled the provision of services within the next 12 months. Orders included in backlog may be canceled or rescheduled by customers without penalty. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. We cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect our business, financial condition and results of operations. Backlog should not be relied upon as indicative of our revenues for any future period.

We Face Risks of Expansion

         Recently, we have expanded our operations through several acquisitions, which has placed significant demands on our administrative, operational and financial personnel and systems. Additional expansion may further strain our management, financial and other resources. Our systems, procedures, controls and existing space may not be adequate to support expansion of our operations. Our future operating results will substantially depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our operational and financial control and our reporting systems. If we are unable to respond to and manage changing business conditions, the quality of our services, our ability to retain key personnel and the results of our operations could be materially adversely affected.

We are Dependent on Certain Key Personnel

         Our success depends in large part upon the abilities of our senior management, including, Isaac Gaon, our Chairman of the Board and Chief Executive Officer, and Robert Gadd, the Chief Technology Officer of eDeploy.com. The loss of the services of any of these members of senior management could have a material adverse effect on our business. We have an employment agreement with Mr. Gaon which expires on April 30, 2003. The employment agreement may be terminated by us for cause or by the employee for good reason. Our future success and growth also depends on our ability to continue to attract, motivate and retain highly qualified employees, including those with the technical, managerial, sales and marketing expertise necessary to operate our business. Competition for personnel in the configuration, integration and deployment services industry is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. Departures and additions of key personnel may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations.

We Depend Upon Unionized Labor

         A substantial portion of our deployment force is employed under contracts with the International Brotherhood of Electrical Workers and the International Brotherhood of Electrical Workers Local 1430 (collectively, the "IBEW"). Our union employees are responsible for the deployment of our services. Any work stoppages or other labor disturbances could have a material adverse effect on our business, financial condition and results of operations.

Our Products and Services Have Limited Proprietary Protection

         Most of our intellectual property consists of proprietary or confidential information that is not subject to patent protection. Existing trade secret laws offer only limited protection. The steps that we have taken to protect these proprietary rights may not be adequate to deter misappropriation.

         Although we do not believe that we are infringing the intellectual property rights of others, there can be no assurance that such claims will not be asserted. Any such litigation could be costly and divert management's attention, either of which could have a material adverse effect on our business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from selling our services, any one of which would have a material adverse effect on our business, financial conditions and results of operations.

Our Common Stock Prices Are Volatile

         The market price of our common stock is very volatile, with per share closing bids ranging from a low of approximately $2.875 to a high of approximately $9.125 over the period from May 1, 1999 to November 17, 2000. Announcements by us or by our competitors of technological or other innovations for new commercial products or services developments concerning propriety rights or governmental regulations, changes in financial estimates by securities analysts, or general conditions in the economy or the market for our services, some of which may be unrelated to our performance and beyond our control, may have a significant effect on our business and on the market price of our securities. Sales of a substantial number of shares by existing security holders could also have an adverse effect on the market price of our securities. The stocks of many technology companies have experienced extreme price and volume fluctuations unrelated to the operating performance of those companies.

Our Ability to Issue Preferred Stock Could Hurt Holders of Common Stock

         Our Certificate of Incorporation authorizes the issuance of a maximum of 4,000,000 shares of preferred stock. While there are currently no shares of preferred stock issued and outstanding, if shares of preferred stock are issued in the future, the terms of a series of preferred stock may be set by our board of directors without approval by our stockholders. Such terms could include, among others, preferences as to dividends, distributions on liquidation and enhanced voting rights. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The ability of our board of directors to issue preferred stock could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. As a result, it could prevent our stockholders from being paid a premium over the market value for their shares of common stock.

                                   THE COMPANY

         We are in the business of providing rapid and accurate technology deployment services and licensing software tools, designed to accelerate the delivery of complex Information Technology (IT) solutions for Technology Providers and Enterprises. We market our services primarily to large Original Equipment Manufacturers, systems integrators, independent software vendors, telecommunications carriers and service providers as well as to a select number of Fortune 2000 customers in the United States and Canada. Our deployment services include the following: (i) the process of "customizing" internetworking devices such as routers and switches, and computing devices such as servers and workstations to meet the specific needs of the user, (ii) the process of integrating these hardware devices as well as integrating operational and application software on a network to ensure they are compatible with the topology of the network and all legacy systems, and (iii) the physical process of installing technology on networks. We license our software tools through our subsidiary, eDeploy.com, Inc., and have established a new subsidiary, Global Integration Services, for our proposed entry into Europe.

         We are incorporated in Delaware and our stock is traded on the Nasdaq National Market System under the symbol "DATC". Our executive offices are located at 23 Madison Road, Fairfield, New Jersey 07004. Our telephone number is
(973) 808-4000.


                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. See "Selling Stockholders." All net proceeds from the sale of the common stock will go to the stockholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We will, however, receive proceeds from the exercise of the options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.


                              SELLING STOCKHOLDERS

         This Prospectus relates to the offer and sale by the Selling Stockholders of up to 2,529,880 Shares issued under the Plan to the Selling Stockholders. This Prospectus also relates to such indeterminate number of additional shares of Common stock that may be acquired by the Selling Stockholders as a result of the antidilution provisions of the Plan.

         Information regarding the identity of additional Selling Stockholders and certain other information relating to such Selling Stockholders will be provided by supplement to this Prospectus.

         The following table sets forth (i) the number of shares of Common Stock owned by each Selling Stockholder at November 21 2000, (ii) the number of Shares to be offered for resale by each Selling Stockholder and (iii) the number and percentage of shares of Common Stock to be held by each Selling Stockholder after completion of the offering.


                                              Number of           Maximum
                                              Shares of          Number of
                                             Common Stock        Shares to
                                             Beneficially           be                         Shares
                                             Owned Prior          Offered                   Beneficially
                                                  to                for                     Owned After
              Name and Address                Offering(1)         Resale                    Offering(2)
              ----------------                -----------         ------                    -----------
                                                                                      Number       Percent
                                                                                      ------       -------
Isaac Gaon(3)                                 1,648,924(4)         1,873,880            8,378          *
Thomas Berry(5)                                  80,000(6)           120,000                0         0%
Robert H. Friedman(7)                            90,146(8)           120,000           10,146          *
Frank Brosens(9)                                420,873(10)           48,000          412,873        1.2%
David Milch(11)                                 749,505(12)          320,000          469,505        1.4%
William J. Adams, Jr.(13)                         8,000(14)           24,000                0         0%
Kevin S. Moore (15)                              15,000(16)           24,000            7,000          *

----------------------------
*     Less than one percent.

(1) The calculation of shares of common stock beneficially owned was determined in accordance with Rule 13d-3 of the Exchange Act.
(2)      Assumes that all common stock  offered by the selling  stockholders  is sold.
(3) Mr. Gaon has been Chairman of the Board since December 1997 and a Director since 1992.
(4) Mr. Gaon owns 8,378 shares of Common Stock and has options to purchase 1,640,546 additional shares of Common Stock which are exercisable within 60 days of November 21, 2000.
(5)      Mr. Berry has been a Director of the Company since July 1995.
(6) Mr. Berry owns options to purchase 80,000 shares of Common Stock which are exercisable within 60 days of November 21, 2000.
(7)      Mr. Friedman has been a Director of the Company since August 1994.
(8) Mr. Friedman owns 10,146 shares of Common Stock and has options to purchase 80,000 additional shares of Common Stock which are exercisable within 60 days of November 21, 2000.
(9)      Mr. Brosens has been a Director of the Company since November 1998.
(10)     Mr.  Brosens  owns  62,873  shares of Common  Stock,  has  warrants  to purchase 350,000 additional shares of Common Stock which are exercisable within 60 days of November 21, 2000, and has options to purchase 8,000 additional shares of Common Stock which are exercisable within 60 days of November 21, 2000.
(11)     Mr. Milch has been a Director of the Company since October 1996.
(12) Mr. Milch owns 469,505 shares of Common Stock and has options to purchase 72,000 additional shares of Common Stock which are exercisable within 60 days of November 21, 2000.
(13)     Mr. Adams has been a Director of the Company since April 2000.
(14) Mr. Adams owns options to purchase 8,000 shares of Common Stock which are exercisable within 60 days of November 21, 2000.
(15)     Mr. Moore has been a Director of the Company since June 2000.
(16) Mr. Moore owns 7,000 shares of Common Stock and has options to purchase 8,000 additional shares of Common Stock which are exercisable within 60 days of November 21, 2000.

         Our registration of the shares included in this prospectus does not necessarily mean that the selling stockholders will opt to sell any of the shares offered hereby. The shares covered by this prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect; provided, however, that the selling stockholders are first required to contact us to confirm that this prospectus is in effect.


                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of common stock by the selling stockholders. We will bear all expenses in connection with the preparation of this Prospectus. The selling stockholders will bear all expenses associated with the sale of the common stock.

         The selling stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

         o On any stock exchange on which the shares of common stock may be listed at the time of sale
         o        In negotiated transactions
         o        In the over-the-counter market
         o        In a combination of any of the above transactions

         The selling stockholders may offer their shares of common stock at any of the following prices:

         o        Fixed prices which may be changed
         o        Market prices prevailing at the time of sale
         o        Prices related to such prevailing market prices
         o        At negotiated prices

         The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the Nasdaq Stock Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

         The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         The selling stockholders have represented to us that any purchase or sale of shares of common stock by them will comply with Regulation M promulgated under the Exchange Act. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock (a "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of his or her participation in the distribution (we refer to that time period as the "Distribution Period").

         During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling stockholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

         There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.


                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York. Mr. Robert Friedman, a partner of Olshan Grundman Frome Rosenzweig & Wolosky LLP, a director of the Company, holds shares of Common Stock and has been granted options to purchase additional shares of Common Stock. Certain other members of such firm hold shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

         We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents By Reference

                  The following documents filed by Datatec Systems, Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

                  1. The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2000.

                  2. The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2000.

                  3. The description of the Company's Common Stock, $.001 par value (the "Common Stock"), in the Company's Registration Statement on Form 8-A filed May 2, 1996.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                  Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4.           Description of Securities

                  Not applicable.

Item 5.           Interest of Named Experts and Counsel

         Robert Friedman, a partner of Olshan Grundman Frome Rosenzweig & Wolosky LLP, is a director of the Company, holds shares of Common Stock and has been granted options to purchase additional shares of Common Stock. Certain other members of such firm hold shares of Common Stock.

Item 6.           Indemnification of Directors and Officers

         Article 6 of the Company's By-laws authorize indemnification of directors and officers as follows:

         The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as that Section may be amended and supplemented from time to time, indemnify any director, officer or trustee which it shall have power to indemnify under the Section against any expenses, liabilities or other matters referred to in or covered by that Section. The indemnification provided for in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote on stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer or trustee and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation's obligation to provide indemnification under this Article shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the corporation or any other person.

         Expenses incurred by a director of the Corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of the Corporation (or was serving at the Corporation's request as a director or officer of another corporation) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by relevant sections of the General Corporation Law of Delaware.

         To assure indemnification under this Article of all such persons who are determined by the corporation or otherwise to be or to have been "fiduciaries" of any employee benefit plan of the Corporation which may exist from time to time, such Section 145 shall, for the purposes of this Article, be interpreted as follows: an "other enterprise" shall be deemed to include such an employee benefit plan, including, without limitation, any plan of the Corporation which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines"; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         Section 145 of the Delaware General Corporation Law provides as follows:

                  "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders.

                  (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A  corporation  shall have power to purchase  and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h)  For  purposes  of  this   section,   references  to  "the
         corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participant and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of  Chancery  is hereby  vested  with  exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         The Company maintains a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses the Company for such loss for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which relate to the offering hereunder.

         The Company has entered into indemnity agreements with each officer and director of the Company. The contracts provide for indemnification of such persons against expenses, liabilities and losses.

Item 7.           Exemption From Registration Claimed

                  Not Applicable.

Item 8.           Exhibits

                  Exhibit Index

Exhibit

4.1 Specimen Common Stock Certificate, incorporated by reference to the Company's registration statement on Form S-8 filed with the Commission on March 27, 1998.

*5.1              Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

10.1 2000 Stock Option Plan, incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2000.

*23.1             Consent of Arthur Andersen LLP.

*23.2 Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1).

*24.1 Power of Attorney (included on the signature page of this Registration Statement).

--------------------
*        Filed herewith

Item 9.           Undertakings

         The undersigned registrant hereby undertakes:

         a. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii)   To  include  any  material  information  with
                                   respect  to  the  plan  of  distribution  not
                                   previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

         b. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fairfield, State of New Jersey, on this 21st day of November, 2000.

                                           DATATEC SYSTEMS, INC.
                                                (Registrant)

                                           By: /s/ Isaac J. Gaon
                                               ---------------------------------
                                                   Isaac J. Gaon
                                                   Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Isaac J. Gaon his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    Signature                               Title                               Date
                    ---------                               -----                               ----
/s/ Isaac J. Gaon                                  Chairman of the Board,                  November 21, 2000
-----------------------------------                Chief Executive Officer,
Isaac J. Gaon                                      and Chief Financial
                                                   Officer (principal
                                                   executive and financial
                                                   officer)

/s/ Thomas Berry                                   Director                                November 21, 2000
-----------------------------------
Thomas Berry

/s/ Robert H. Friedman                             Director                                November 21, 2000
-----------------------------------
Robert H. Friedman

/s/ Frank Brosens                                  Director                                November 21, 2000
-----------------------------------
Frank Brosens

/s/ David Milch                                    Director                                November 21, 2000
-----------------------------------
David Milch

/s/ William J. Adams, Jr.                          Director                                November 21, 2000
-----------------------------------
William J. Adams, Jr.

/s/ Kevin S. Moore                                 Director                                November 21, 2000
-----------------------------------
Kevin S. Moore
